Exhibit 99.1
ION Reports Improved Second Quarter 2010 Results
Second Quarter EPS of $0.01
     HOUSTON — August 4, 2010 — ION Geophysical Corporation (NYSE: IO) today reported second quarter 2010 revenues of $75.4 million, resulting in net income of $1.1 million, or $0.01 per diluted share. In the second quarter of 2009, ION’s net loss was ($16.6) million, or ($0.16) per share, on revenues of $89.3 million.
     Bob Peebler, ION’s Chief Executive Officer, said, “We were pleased to regain profitability, and even though we had an exceptionally weak quarter for our multi-client business, our other divisions’ results were strong enough to drive our consolidated results into positive territory. Our data library sales for the quarter were lower than expected due to the impact of the Gulf of Mexico oil spill and other timing issues, and we had lower than normal revenues from our new ventures programs, as a significant portion of our 2010 programs began acquisition in the third quarter. We view the quarter as an anomaly for our multi-client business and we expect a substantial improvement during the third quarter, where we have two significant underwritten arctic programs now in progress. We also expect to see improvements in data library sales for the balance of the year. Second quarter highlights include another record performance for both our data processing and Concept systems businesses and a solid performance by our marine business. We saw continued strength in both DigiFIN™ and Orca® sales and signed the contract with BGP to equip their new 12 streamer vessel with our latest offering, DigiSTREAMER™. While the equipment related to the BGP sale will be delivered later this year, we expect to recognize the revenue on this sale in 2011.
     “Another bright spot for the quarter includes having our land equipment joint venture, INOVA Geophysical, fully operational with the management team in place. In addition, the team is making progress on both the R&D and marketing and sales front. On the business side, the land equipment business is still anemic, with an estimated total market reduction of nearly 40% in 2009 and a continued slow down extending into 2010. We do believe that overall activity for land contractors has improved somewhat, and INOVA’s equipment business had some revenue growth year over year, but not sufficient to regain profitability. There is growing interest in FireFly®, particularly in difficult terrain such as the Marcellus shale plays in the northeast United States and parts of Mexico. We expect slow improvement for INOVA moving into 2011, but it will likely be late 2011 before we can expect the land equipment business to return to a more normal pace.”
CHANGE IN SEGMENTATION
     As a result of the formation of INOVA Geophysical, the Company has adjusted its financial reporting segments, such that it reports three primary segments: Systems, Software (formerly Data Management Solutions) and Solutions. These three segments represent the main product and service offerings of the Company, from the manufacturing of seismic equipment to the software and processing necessary to understand the results. The historical land business that was contributed to the INOVA Geophysical joint venture is now referred to as our Legacy Land Systems (INOVA).
SECOND QUARTER 2010
     Total revenues in the second quarter of 2010 decreased 16% to $75.4 million compared to $89.3 million a year ago. Excluding the 2009 second quarter revenues of the Legacy Land Systems (INOVA) segment, total revenues decreased 6%. The Systems and Solutions segments experienced lower revenues by 12% and 3%, respectively, while the Software division experienced a 10% increase in revenues. A reconciliation of results excluding the Legacy Land Systems (INOVA) segment can be found in the financial tables of this press release.
     Adjusted for the Legacy Land Systems (INOVA) 2009 results, the Systems segment generated sales of $29.8 million in the second quarter compared to $34.0 million in the same period in 2009, a decrease of $4.2 million primarily due to lower geophone sales.
     The Software segment’s revenues increased to a second quarter record of $10.1 million compared to $9.2 million a year ago, as a result of the continued success of converting vessels to the ORCA software platform.
     The Solutions group generated $35.5 million in revenues compared to $36.7 million in the same period a year ago. The decrease was primarily driven by reductions in new venture program revenues, mostly offset by continued robust data processing services. The decrease in new venture revenues was as a result of the timing of 2010 programs scheduled to occur in the second half of the year. ION’s Data Processing services group continues to experience strong demand, with revenues increasing by 50% in the second quarter of 2010 as compared to the same period in 2009.
     Consolidated gross margins for the second quarter of 2010 increased to 37% from 34% in the second quarter of 2009 and from 25% in the first quarter of 2010. The increase in gross margin was primarily due to the contribution of the Company’s lower margin land business to INOVA Geophysical in March 2010. Adjusting for the Legacy Land Systems (INOVA) 2009 results, operating expenses for the second quarter of 2010 decreased by $5.5 million compared to the prior year period. As a percentage of revenue, operating expenses during the quarter improved to 29% compared to 34% in the prior year period. Adjusted EBITDA for the second quarter increased to $16.0 million compared to $5.3 million in the second quarter of 2009. A reconciliation of Adjusted EBITDA to reported earnings can be found in the financial tables of this press release.
     The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment on a one fiscal quarter-lag basis. Thus, the Company’s share of INOVA Geophysical’s first full quarterly results will be included in the Company’s financial results for the three months ending September 30, 2010. For the three and six months ended June 30, 2010, the Company recognized a loss on its equity investment of ($0.2) million, which represents five days of activity between the closing of the joint venture on March 25, 2010 and March 31, 2010.
YEAR-TO-DATE 2010
     Consolidated revenues for the first six months of 2010 decreased 16% to $164.1 million compared to $196.1 million for the same period in 2009. Excluding the results of our Legacy Land Systems (INOVA) segment in 2009 and 2010, revenues for the first six months decreased 6% or $10.1 million. The Software segment revenues increased $1.6 million or 10% over prior year, while the Solutions segment revenues remained consistent at $83.6 million. Systems segment revenues decreased $11.7 million to $45.9 million primarily as a result of softness in both land geophone sales and general marine purchasing activity. Gross margins for the first six months of 2010 remained essentially constant at 31% compared to 32% for 2009. Excluding the 2009 and first quarter 2010 results of our Legacy Land Systems (INOVA) segment, operating expenses as a percentage of revenues for the first six months of 2010 decreased to 32% compared to 37% in the prior year period due primarily to one-time items in 2009. The Company’s effective tax rate during the first six months of 2010 was 26.0% (provision on a loss) compared to 25.7% (benefit on a loss) for 2009. The increase in effective tax rate relates primarily to the transactions involved in the closing of the INOVA Geophysical joint venture and to changes in the distribution of earnings between U.S. and foreign jurisdictions.
     Loss from operations for the first half of 2010 totaled ($5.0) million compared to ($52.1) million in the prior period. Excluding the first quarter 2010 results of our Legacy Land Systems (INOVA) segment, income from operations was $4.6 million.
     For the first six months of 2010, the Company reported a net loss of ($70.7) million, or ($0.52) per share, compared to ($55.0) million, or ($0.54) per share, in 2009. Excluding the after-tax impact of the special items as noted in the table below, the Company reported a net loss of ($10.2) million, or ($0.07) per share for the first six months of 2010. Adjusted EBITDA for the period increased 37% to $31.9 million compared to $23.3 million in 2009.
OUTLOOK
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “We communicated during our first quarter earnings call that we expected our first quarter results to be the low point for the year, and we strongly believe that the second half of 2010 will be considerably better than the first half. We continue to anticipate a profitable year for ION in 2010, excluding any one-time charges. Our current expectations are that we will experience increasing momentum in all of our businesses as the year unfolds, which will likely carry into 2011.”
CONFERENCE CALL
     ION has scheduled a conference call for Thursday, August 5, 2010, at 10:00 a.m. Eastern Time. To participate in the conference call, dial 480-629-9692 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 19, 2010. To access the replay, dial 303-590-3030 and use pass code 4331111#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the web cast will be available shortly after the call on the Company’s website.
About ION
     ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&E
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the economic downturn and the volatile credit environment; risks associated with the operation of the

INOVA Geophysical joint venture; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q filed during 2010.
Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Product revenues	$39,433	$52,038	$79,675	$111,514
Service revenues	35,953	37,219	84,430	84,633

Total net revenues	75,386	89,257	164,105	196,147

Cost of products	20,576	33,862	51,067	73,893
Cost of services	26,748	25,419	62,610	58,582

Gross profit	28,062	29,976	50,428	63,672

Operating expenses:
Research, development and engineering	5,217	11,793	14,216	23,258
Marketing and sales	5,649	8,438	13,555	18,201
General and administrative	11,212	17,256	27,650	36,256
Impairment of intangible assets	—	—	—	38,044

Total operating expenses	22,078	37,487	55,421	115,759

Income (loss) from operations	5,984	(7,511)	(4,993)	(52,087)
Interest expense, net, including $18.8 million of a debt discount and write-off of debt issuance costs in 1Q 2010	(1,373)	(6,349)	(27,016)	(13,282)
Loss on disposition of land division	—	—	(38,115)	—
Fair value adjustment of the warrant	—	—	12,788	—
Equity in losses of INOVA Geophysical	(179)	—	(179)	—
Other income (expense)	(799)	(6,381)	2,418	(6,403)

Income (loss) before income taxes	3,633	(20,241)	(55,097)	(71,772)
Income tax expense (benefit)	2,174	(4,510)	14,334	(18,473)

Net income (loss)	1,459	(15,731)	(69,431)	(53,299)
Preferred stock dividends	385	875	1,260	1,750

Net income (loss) applicable to common shares	$1,074	$(16,606)	$(70,691)	$(55,049)

Net income (loss) per share:
Basic	$0.01	$(0.16)	$(0.52)	$(0.54)
Diluted	$0.01	$(0.16)	$(0.52)	$(0.54)

Weighted average number of common shares outstanding:
Basic	151,441	105,121	135,962	102,447
Diluted	152,036	105,121	135,962	102,447

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$16,288	$16,217
Restricted cash	1,191	1,469
Accounts receivable, net	52,423	111,046
Receivables and advances to INOVA Geophysical	9,623	—
Current portion notes receivable	—	13,367
Unbilled receivables	29,838	21,655
Inventories, net	52,056	202,601
Deferred income tax asset	6,827	6,001
Prepaid expenses and other current assets	9,776	23,145

Total current assets	178,022	395,501
Deferred income tax asset	15,834	26,422
Property, plant and equipment, net	16,202	78,555
Multi-client data library, net	133,073	130,705
Investment in INOVA Geophysical	118,821	—
Goodwill	50,704	52,052
Intangible assets, net	23,182	61,766
Other assets	4,716	3,185

Total assets	$540,554	$748,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$6,655	$271,132
Accounts payable	16,902	40,189
Accrued expenses	39,374	65,893
Accrued multi-client data library royalties	11,920	18,714
Fair value of the warrant	—	44,789
Deferred revenue and other current liabilities	12,231	13,802

Total current liabilities	87,082	454,519
Long-term debt, net of current maturities	104,961	6,249
Non-current deferred income tax liability	5,535	1,262
Other long-term liabilities	8,440	3,688

Total liabilities	206,018	465,718

Stockholders’ equity:
Cumulative convertible preferred stock	27,000	68,786
Common stock	1,523	1,187
Additional paid-in capital	817,740	666,928
Accumulated deficit	(480,979)	(411,548)
Accumulated other comprehensive loss	(24,183)	(36,320)
Treasury stock	(6,565)	(6,565)

Total stockholders’ equity	334,536	282,468

Total liabilities and stockholders’ equity	$540,554	$748,186

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009

Cash flows from operating activities:
Net loss	$(69,431)	$(53,299)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	15,766	21,740
Amortization of multi-client data library	18,858	22,021
Stock-based compensation expense related to stock options, nonvested stock and employee stock purchases	3,343	7,406
Bad debt expense	194	2,625
Amortization of debt discount	8,656	—
Write-off of unamortized debt issuance costs	10,121	—
Fair value adjustment of the warrant	(12,788)	—
Deferred income taxes	8,250	(24,697)
Loss on disposition of land division	38,115	—
Equity in losses of INOVA Geophysical	179	—
Impairment of intangible assets	—	38,044
Change in operating assets and liabilities:
Accounts and notes receivable	31,088	71,538
Unbilled receivables	(8,183)	9,112
Inventories	1,153	(10,112)
Accounts payable, accrued expenses and accrued royalties	(23,568)	(60,059)
Deferred revenue	1,768	(438)
Other assets and liabilities	(3,949)	14,071

Net cash provided by operating activities	19,572	37,952

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,056)	(2,007)
Investment in multi-client data library	(21,226)	(45,599)
Cash, net of fees, from disposition of land division	99,790	—
Advances to INOVA Geophysical	(6,500)	—
Other investing activities	(1,272)	(208)

Net cash provided by (used in) investing activities	68,736	(47,814)

Cash flows from financing activities:
Net proceeds from issuance of debt	105,695	11,785
Net proceeds from issuance of common stock	38,039	38,220
Borrowings under revolving line of credit	85,000	32,000
Repayments under revolving line of credit	(174,429)	—
Payments on notes payable and long-term debt	(142,047)	(66,196)
Costs associated with debt amendments	—	(3,800)
Payment of preferred dividends	(1,260)	(1,750)
Other financing activities	(78)	234

Net cash (used in) provided by financing activities	(89,080)	10,493

Effect of change in foreign currency exchange rates on cash and cash equivalents	843	805

Net increase in cash and cash equivalents	71	1,436
Cash and cash equivalents at beginning of period	16,217	35,172

Cash and cash equivalents at end of period	$16,288	$36,608

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net revenues:
Systems	$29,792	$33,973	$45,907	$57,569
Software (formerly named Data Management Solutions)	10,133	9,217	18,105	16,463
Solutions (formerly named ION Solutions)	35,461	36,654	83,582	83,663
Legacy Land Systems (INOVA)*	—	9,413	16,511	38,452

Total	$75,386	$89,257	$164,105	$196,147

Gross profit:
Systems	$12,381	$14,175	$17,939	$23,881
Software	6,811	6,327	12,180	11,251
Solutions	8,870	11,404	21,293	26,290
Legacy Land Systems (INOVA)*	—	(1,930)	(984)	2,250

Total	$28,062	$29,976	$50,428	$63,672

Gross margin:
Systems	41.6%	41.7%	39.1%	41.5%
Software	67.2%	68.6%	67.3%	68.3%
Solutions	25.0%	31.1%	25.5%	31.4%
Legacy Land Systems (INOVA)*	—%	(20.5%)	(6.0%)	5.9%

Total	37.2%	33.6%	30.7%	32.5%

Income (loss) from operations:
Systems	$7,231	$8,732	$8,140	$12,093
Software	6,256	5,818	11,062	10,248
Solutions	2,548	4,603	8,113	9,808
Legacy Land Systems (INOVA)*	—	(11,834)	(9,623)	(17,181)
Corporate and other	(10,051)	(14,830)	(22,685)	(29,011)
Impairment of intangible assets	—	—	—	(38,044)

Total	$5,984	$(7,511)	$(4,993)	$(52,087)

*	Represents the historical results of ION’s land businesses, which were contributed to the joint venture (INOVA Geophysical) with BGP.

Summary of Net Revenues by Type
Excluding Legacy Land Systems (INOVA)
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net revenues by type:
Systems:
Towed Streamer	$19,677	$20,021	$29,910	$34,645
Ocean Bottom	1,137	495	1,311	844
Other	8,978	13,457	14,686	22,080

Total	$29,792	$33,973	$45,907	$57,569

Software:
Software Systems	$9,641	$8,653	$17,257	$15,494
Services	492	564	848	969

Total	$10,133	$9,217	$18,105	$16,463

Solutions:
Data Processing	$27,753	$18,515	$51,718	$36,099
New Venture	4,917	13,379	12,343	37,144
Data Library	2,791	4,760	19,521	10,420

Total	$35,461	$36,654	$83,582	$83,663

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss)	$1,459	$(15,731)	$(69,431)	$(53,299)
Interest expense, net	1,373	6,349	27,016	13,282
Income tax expense (benefit)	2,174	(4,510)	14,334	(18,473)
Depreciation and amortization expense	11,004	19,219	34,624	43,761
Impairment of intangible assets	—	—	—	38,044
Loss on disposition of land division	—	—	38,115	—
Fair value adjustment of the warrant	—	—	(12,788)	—

Adjusted EBITDA	$16,010	$5,327	$31,870	$23,315

Reconciliation of Special Charges to Diluted Earnings per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
     The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income (loss), net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the six months ended June 30, 2010 and 2009:

	Six Months Ended June 30, 2010
	As	Loss on	Write-off of	Adjustments of	As
	Reported	Disposition	Debt Costs*	the Warrant**	Adjusted

Net revenues	$164,105	$—	$—	$—	$164,105
Cost of sales	113,677	—	—	—	113,677

Gross profit	50,428	—	—	—	50,428
Operating expenses	55,421	—	—	—	55,421

Loss from operations	(4,993)	—	—	—	(4,993)
Interest expense, net	(27,016)	—	10,121	8,656	(8,239)
Loss on disposition of land division	(38,115)	38,115	—	—	—
Fair value adjustment of the warrant	12,788	—	—	(12,788)	—
Equity in losses of INOVA Geophysical	(179)	—	—	—	(179)
Other income	2,418	—	—	—	2,418
Income tax expense (benefit)	14,334	(19,954)	3,542	—	(2,078)

Net loss	(69,431)	58,069	6,579	(4,132)	(8,915)
Preferred stock dividends	1,260	—	—	—	1,260

Net loss applicable to common shares	$(70,691)	$58,069	$6,579	$(4,132)	$(10,175)

Basic and diluted earnings per share	$(0.52)				$(0.07)

Weighted average number of basic and diluted common shares outstanding	135,962				135,962

*	Relates to the write-off of unamortized debt issuance costs relating to our first quarter 2010 re-financings.

**	Relates to the non-cash debt discount and fair value adjustment to the warrant from January 1, 2010 through March 25, 2010, the date of the closing of INOVA Geophysical.

	Six Months Ended June 30, 2009
				Out-of-Period
			F/X	Stock-Based
	As	Impairment	Exchange	Compensation	As
	Reported	Charges	Rate Losses	Expense	Adjusted

Net revenues	$196,147	$—	$—	$—	$196,147
Cost of sales	132,475	—	—	—	132,475

Gross profit	63,672	—	—	—	63,672
Operating expenses	115,759	(38,044)	—	(3,267)	74,448

Loss from operations	(52,087)	38,044	—	3,267	(10,776)
Interest expense, net	(13,282)	—	—	—	(13,282)
Other income (expense)	(6,403)	—	6,657	—	254
Income tax (benefit) expense	(18,473)	11,033	1,365	1,143	(4,932)

Net loss	(53,299)	27,011	5,292	2,124	(18,872)
Preferred stock dividends	1,750	—	—	—	1,750

Net loss applicable to common shares	$(55,049)	$27,011	$5,292	$2,124	$(20,622)

Basic and diluted earnings per share	$(0.54)				$(0.20)

Weighted average number of basic and diluted common shares outstanding	102,447				102,447

Reconciliation of Income (Loss) from Operations Excluding our
Legacy Land Systems (INOVA) Segment
(Non-GAAP Measure)
(In thousands)
(Unaudited)
          The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is our income (loss) from operations excluding our Legacy Land Systems (INOVA) segment. This segment was contributed to our joint venture (INOVA Geophysical) on March 25, 2010. Therefore, beginning on March 26, 2010, this contributed business is no longer consolidated into our results of operations. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the six months ended June 30, 2010 and for the three and six months ended June 30, 2009:

	Six Months Ended June 30, 2010
		Excluding
	As	Legacy Land	As
	Reported	Systems	Adjusted

Net revenues	$164,105	$(16,511)	$147,594
Cost of sales	113,677	(17,495)	96,182

Gross profit	50,428	984	51,412
Operating expenses	55,421	(8,639)	46,782

Income (loss) from operations	$(4,993)	$9,623	$4,630

	Six Months Ended June 30, 2009
		Excluding
	As	Legacy Land	As
	Reported	Systems	Adjusted

Net revenues	$196,147	$(38,452)	$157,695
Cost of sales	132,475	(36,202)	96,273

Gross profit	63,672	(2,250)	61,422
Operating expenses (including impairment of intangibles)	115,759	(57,475)	58,284

Income (loss) from operations	$(52,087)	$55,225	$3,138

	Three Months Ended June 30, 2009
		Excluding
	As	Legacy Land	As
	Reported	Systems	Adjusted

Net revenues	$89,257	$(9,413)	$79,844
Cost of sales	59,281	(11,343)	47,938

Gross profit	29,976	1,930	31,906
Operating expenses	37,487	(9,904)	27,583

Income (loss) from operations	$(7,511)	$11,834	$4,323